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As filed with the Securities and Exchange Commission on February 17, 2003

Registration No. 333-47462

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

MEEMIC HOLDINGS, INC.
(Exact name of Registrant as Specified in Its Charter)

Michigan (State or Other Jurisdiction of Incorporation or Organization)	38-3436541 (I.R.S. Employer Identification No.)
691 North Squirrel Road, Suite 100 Auburn Hills, Michigan (Address of Principal Executive Offices)	48326 (Zip Code)
MEEMIC Holdings, Inc. Stock Compensation Plan (Full Title of the Plan)
Lynn M. Kalinowski President MEEMIC Holdings, Inc. 691 North Squirrel Road, Suite 100 Auburn Hills, Michigan 48326 (Name and Address of Agent for Service)
Telephone Number, Including Area Code, of Agent for Service: (888) 463-3642
Copy to: Mark A. Metz, Esq. Dykema Gossett PLLC 400 Renaissance Center Detroit, Michigan 48243-1668 (313) 568-5434

DEREGISTRATION OF UNSOLD SECURITIES

        This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-8 (File No. 333-47462) (the "Registration Statement") of MEEMIC Holdings,Inc. (the "Company") pertaining to 300,000 shares of the Company's common stock, no par value ("Common Stock"), which was filed with the Securities and Exchange Commission and became effective October 6, 2000. On July 9, 2002, the Company, ProNational Insurance Company ("ProNational") and Meemic Merger Corp. ("Merger Sub"), a wholly-owned subsidiary of ProNational, entered into an Agreement and Plan of Merger (as amended on September 18, 2002) pursuant to which Merger Sub would be merged with and into the Company, with the Company surviving as a wholly-owned subsidiary of ProNational (the "Merger"). The Merger became effective on January 29, 2003 upon filing of the Certificate of Merger with the Michigan Department of Consumer and Industry Services Bureau of Commercial Services.

        As a result of the Merger, the offering pursuant to the Registration Statement has been terminated. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities which remain unsold at the termination of the offering, the Company hereby removes from registration the securities of the Company registered but unsold under the Registration Statement.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Auburn Hills, State of Michigan on February 17, 2003.

MEEMIC Holdings, Inc.
By:	/s/ LYNN M. KALINOWSKI Lynn M. Kalinowski President

        Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 has been signed by the following persons in the capacities indicated on February 17, 2003.

Title
* Victor T. Adamo	Chief Executive Officer and Director (Principal Executive Officer)
/s/ CHRISTINE C. SCHMITT Christine C. Schmitt	Chief Financial Officer, Secretary and Treasurer (Principal Financial and Accounting Officer)
* A. Derrill Crowe	Chairman of the Board and Director
/s/ LYNN M. KALINOWSKI Lynn M. Kalinowski	President and Director
* Howard H. Friedman	Director

*By:	/s/ CHRISTINE C. SCHMITT Christine C. Schmitt, Attorney-in-Fact

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DEREGISTRATION OF UNSOLD SECURITIES
SIGNATURES